Exhibit 99.B(d)(5)(v)

April 3, 2009

Michael Gioffre

Senior Vice President

ING Investment Management Co.

10 State House Square

Hartford, CT 06103-3602

Dear Mr. Gioffre:

Pursuant to the Sub-Advisory Agreement dated September 23, 2002, as amended, between ING Investments, LLC and ING Investment Management Co. (the “Agreement”) we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING Growth Opportunities Fund (the “Fund”), a series of ING Equity Trust, effective April 3, 2009, upon all of the terms and conditions set forth in the Agreement.  Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the above-mentioned Fund to the Amended Schedule A of the Agreement.  The Amended Schedule A, with the annual sub-advisory fees indicated for the series, is attached hereto.

Please signify your acceptance to act as Sub-Adviser under the Agreement with respect to the Fund by signing below.

Very sincerely,

		By:	/s/ Todd Modic
		Name:	Todd Modic
		Title:	Senior Vice President
ING Equity Trust
ACCEPTED AND AGREED TO:
ING Investment Management Co.

By:	/s/ Dan Wilcox
Name:	Dan Wilcox
Title:	Head of Corp. Finance, Duly Authorized

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments, LLC

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

ING INVESTMENT MANAGEMENT CO.

Series	Annual Sub-Adviser Fee
(as a percentage of average daily net assets)

ING Equity Dividend Fund	0.2925% on all assets

ING Financial Services Fund	0.4500% of first $30 million of assets 0.3375% of next $95 million of assets 0.3150% of assets in excess of $125 million

ING Fundamental Research Fund	0.3150% of first $500 million of assets 0.2925% of next $500 million 0.2700% of assets in excess of $1 billion

ING Growth Opportunities Fund	0.338% of first $500 million 0.304% of next $500 million; and 0.293% of assets in excess of $1 billion

ING MidCap Opportunities Fund	0.3375%

ING Opportunistic LargeCap Fund	0.3150% of first $500 million of assets 0.2925% of next $500 million 0.2700% of assets in excess of $1 billion

ING SmallCap Opportunities Fund	0.405% of the first $250 million of assets 0.36% of the next $250 million of assets 0.3375% of assets in excess of $500 million

ING SmallCap Value Multi-Manager Fund	0.3375%(1)

(1)       as a percentage of average daily net assets under the management of ING Investment Management Co.